Exhibit 99.1

Blue Water Vaccines Announces Sponsored Research Agreement Amendment to Continue Funding Universal Influenza Vaccine Development at The University of Oxford

CINCINNATI, OH, May 31, 2022 -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”) a biopharmaceutical company developing transformational vaccines to address significant global health challenges, today announced the signing of an amendment to its existing Sponsored Research Agreement with The University of Oxford. Under this amendment, BWV will extend funding for research into its universal influenza vaccine candidate, BWV-101, for an additional 18 months.

Under the original agreement signed in December 2019, BWV agreed to fund research and development of its universal influenza vaccine at The University of Oxford for a period of three years, ending on December 19, 2022. The signing of this amendment, as well as additional funding provided by BWV, will enable Oxford to continue research and optimization of the Company’s universal influenza vaccine candidate, BWV-101.

“We are thrilled to continue our partnership with The University of Oxford,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water Vaccines. “In addition to the original work on H1 epitopes of limited variability, the team at Oxford recently found epitopes of limited variability for H3 and influenza B. This work brings us one step closer to a truly universal influenza vaccine, and we look forward to reaching that milestone with our partners at Oxford.”

According to the World Health Organization, there are more than 1 billion influenza infections each year, 3 – 5 million of which are considered severe, leading to between 290,000 – 650,000 related respiratory deaths worldwide. Current influenza vaccines have several shortcomings, including yearly reformulations 6 months prior to influenza season leading to yearly administration and typically provide protection to only 50% of the individuals that receive the vaccine. Additionally, the CDC estimates about $87.1 billion USD is lost through absenteeism and healthcare costs in the US and the WHO estimates around $4 billion US is spent on the flu vaccine each year. Both the clinical toll of this disease and the economic burden it poses warrants investigation and commitment to the development of a universal influenza vaccine.

About The University of Oxford

Oxford University has been placed number 1 in the Times Higher Education World University Rankings for the sixth year running, and 2 in the QS World Rankings 2022. At the heart of this success is our ground-breaking research and innovation. Oxford is world-famous for research excellence and home to some of the most talented people from across the globe. Our work helps the lives of millions, solving real-world problems through a huge network of partnerships and collaborations. The breadth and interdisciplinary nature of our research sparks imaginative and inventive insights and solutions. Through its research commercialization arm, Oxford University Innovation, Oxford is the highest university patent filer in the UK and is ranked first in the UK for university spinouts, having created more than 200 new companies since 1988. Over a third of these companies have been created in the past three years. The university is a catalyst for prosperity in Oxfordshire and the United Kingdom, contributing £15.7 billion to the UK economy in 2018/19, and supports more than 28,000 full time jobs.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center (CCHMC), and St. Jude Children’s Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from CCHMC to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates, including, but not limited to BWV-301; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

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